EXHIBIT 99.2

                  Safe Harbor Under the Private Securities
                        Litigation Reform Act of 1995

      The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Columbia Financial of Kentucky, Inc. ("CFKY") desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by referencing CFKY's Form 10-QSB for the three-months ended March 31, 1999, is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appears together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including but not limited to, the following:

Interest Rate Risk

      CFKY's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. The interest income and interest expense of CFKY change as the interest rates and mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond CFKY's control. The interest rates on specific assets and liabilities of CFKY will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases readily because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect CFKY's income. Moreover, rising interest rates tend to decrease loan demand in general, negatively affecting CFKY's income.

Possible Inadequacy of the Allowance for Loan Losses

      Columbia Federal Savings Bank ("Columbia Federal") maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors of Columbia Federal believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

      Loans not secured by one-to four-family residential real estate are generally considered to involve greater risk of loss than loans secured by one- to four-family residential real estate due, in part, to the effects of general economic conditions. The repayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions that cause leases not to be renewed or that negatively affect the operations of a commercial borrower. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans, and the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

Competition

      Columbia Federal competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Columbia Federal competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors that are not readily predictable. The size of financial institutions competing with Columbia Federal is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon CFKY.

Legislation and Regulation that may Adversely Affect CFKY's Earnings

      For several years, Congress has been considering various changes to the bank and savings association charters, the activities in which banks and savings associations and their holding companies and subsidiaries may engage and the authority of various regulatory authorities over the financial institutions and their holding companies and subsidiaries. CFKY cannot predict at this time whether and when Congress will actually adopt such a "financial modernization legislation" or in what form it will be adopted. It is expected, however, that the range of activities in which banks and their affiliated companies may engage will be expanded, and it is possible that the range of activities in which CFKY and Columbia Federal may engage will be restricted. It is not anticipated that the current activities of CFKY or Columbia Federal will be materially affected by any such legislation.

Legislation to recapitalize the SAIF, which was enacted in 1996, provided that the SAIF and to Bank Insurance Fund (the "BIF") would be merged if the federal savings association charter was eliminated. Although the elimination of the federal savings association charter has not occurred and is not now expected in the near future, Congress is still discussing the merger of the SAIF and the BIF. Although the merger could be expected to change the deposit insurance premiums paid by Columbia Federal, the effect on Columbia Federal and CFKY cannot be predicted at this time.